Exhibit 99.1

OriginOil Study Concludes Algae Producers Can Make Gasoline and Diesel For as Little as $2.28/Gallon

Analysis indicates potential $2.28/gallon cost for algae-blended feedstock using newest growth, harvesting and fuel conversion technologies

Los Angeles, CA - 24 February, 2012 – OriginOil, Inc. (OTC/BB: OOIL), developer of a breakthrough technology to convert algae into renewable crude oil, today announced a new company study indicating for the first time that algae producers worldwide can now make transportation fuels cost-effectively themselves.

The Company’s analysis points to a potential production cost as low as $2.28/gallon ($0.60/Liter) for gasoline or diesel using a blend of algae and waste feedstocks, using the latest growth, harvesting and fuel conversion technologies from OriginOil and other innovators.

“In his recent energy address, President Obama cast an unconditional vote for U.S. energy security using algae to replace up to 17% of our imported oil,” said Riggs Eckelberry, OriginOil’s CEO. “This is no pipe dream: we now know that any algae producer can make gasoline and diesel right at the point of production, and compete with petroleum.

“The Administration’s policy commitment, combined with the U.S. Defense Department’s long-term commitment to include biofuels in its operations, will help bring about the wide adoption of algae-based fuel in this decade," added Eckelberry.

The company cautions that this is a first look at the impact of these new technologies that is subject to large-scale revision. OriginOil will make the model available to algae producers at no charge for their business planning and intends to solicit private input from the algae industry to improve it continuously.

“Yesterday President Obama spoke about the potential of algae biomass to displace 17% of our current consumption of petroleum”, said OriginOil scientific advisor, Dr. Thomas H. Ulrich, previously an Advisory Scientist at the Department of Energy’s Idaho National Laboratory (INL). “This is not unreasonable given recent improvements in biomass harvesting and collection efficiencies and other technology enhancements being made by companies like OriginOil in partnership with the INL for further developing and validating these technologies.”

OriginOil’s comprehensive model analyzes the entire algae production process at scale, integrating the latest advances in growth, harvesting and fuel conversion. In the lowest-cost scenario, algae harvested using OriginOil’s Algae Appliance™ is blended with waste feedstocks and converted onsite to achieve a modeled production cost of $2.28 per gallon for gasoline or diesel. This cost roughly doubles to $5.44/gallon ($1.44/Liter) when using pure algae feedstocks. The model assumes a production footprint of at least 50 hectares (124 acres).

Low cost and ready availability of waste products are behind U.S. plans to implement a blending strategy that includes algae for its high energy content and petrochemical profile. In December 2011, the Defense Logistics Agency announced the single largest purchase of biofuel in US history, using a blend of algae and waste cooking oil.

Dr. Ulrich, a key contributor to developing the Blendable Feedstock Standard in which OriginOil is collaborating with the Department of Energy, went on to say, “The lowering of these costs is the result of integrating harvesting and collection preprocessing strategies that can benefit from the blending of the physical and chemical properties of different combinations of biomass feedstocks and other waste products”.

“What we need now are well funded and coordinated efforts by industry and government to integrate and test the best of these diverse technology enhancements. It is very important to validate these promising technologies at the pilot as well as at the commercial production scales. Government support of such scaled projects is appropriate and critical to our nation’s energy independence," concluded Ulrich.

In addition to providing local job development and environmental and balance of trade benefits, the domestic production of renewable liquid transport fuels is a strategic focus for U.S defense planning as a method to mitigate the effects of a possible loss of foreign petroleum supplies.

About OriginOil, Inc. (www.originoil.com)

OriginOil helps algae growers extract oil from algae for use as a feedstock for the commercial production of transportation fuels, chemicals and foods. In a single step, our breakthrough technology efficiently dewaters and breaks down algae for its useful products, overcoming one of the greatest challenges in making algae a viable replacement for petroleum. As a pioneer and the emerging leader in the global algae oil services field, OriginOil supports its core algae extraction technology with an array of process innovations for some of the world’s most successful algae growers and refiners, just as pioneers like Schlumberger and Halliburton have done in the oilfield services industry. To learn more about OriginOil®, please visit our website at www.originoil.com.

Safe Harbor Statement:

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products and technology in the marketplace, our ability to demonstrate the commercial viability of our products and technology and our need to increase the size of our organization. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Press Contact:	Josh Seidenfeld
Antenna Group – a Beckerman Company
415-977-1953
josh@antennagroup.com

Investor Relations:	Tom Becker
Toll-free: 877-999-OOIL (6645) Ext. 641
International: +1-323-939-6645 Ext. 641
Fax: 323-315-2301
ir@originoil.com
www.originoil.com